EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.50 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., February 9, 2022 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.50 per common share to be paid on March 10, 2022 to all stockholders of record as of the close of business on February 25, 2022. This amount represents a 25 percent increase over last year’s dividend. Future dividends will be subject to Board of Director approval.
“Dividends continue to be an important part of our capital allocation priorities, along with managing leverage to our target ratio, making strategic acquisitions and share repurchases. Since our IPO in June 2013, our dividend has increased 10-fold and we have returned more than $5.2 billion to shareholders through share repurchases and dividends,” said Albert J. Miralles, chief financial officer, CDW. “After financing $2.5 billion for the acquisition of Sirius in December of 2021, we will optimize the use of cash flow after paying dividends to focus on reducing debt to our net leverage target range of 2.5 to 3.0 times in 2022. We will put a lower priority on strategic acquisitions and share repurchases until net leverage is within our target range, which we expect to achieve by the end of 2022.”
CDW Corporation (Nasdaq:CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 13,900 coworkers. For the year ended December 31, 2021, CDW generated Net sales of approximately $21 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, leverage ratio and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries                    Media Inquires
Kevin White                     Sara Granack
Director, Investor Relations             Vice President, Corporate Communications
(847) 968-0238                    (847) 419-7411
investorrelations@cdw.com                mediarelations@cdw.com

CDWPR-FI